EXHIBIT 99.1

IPALCO Enterprises, Inc. Announces Proposed Private Offering of $405 Million of Senior Secured Notes

August 17, 2017 -- Indianapolis, Indiana -- IPALCO Enterprises, Inc. (the “Company”) announced today that it intends, subject to market and other conditions, to offer $405 million aggregate principal amount of senior secured notes (the “Notes”) in a private offering exempt from registration in accordance with Rule 144A and Regulation S under the United States Securities Act of 1933, as amended (the “Securities Act”).

The Company intends to use the net proceeds to finance its repurchase or redemption of its outstanding 5.00% Senior Secured Notes due 2018 (the “2018 Notes”), of which $400 million is currently outstanding, and the payment of related fees and expenses.

The Notes are being offered only to qualified institutional buyers in reliance upon Rule 144A under the Securities Act, and, outside the United States, only to non-U.S. persons pursuant to Regulation S under the Securities Act. The Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent an effective registration statement or an applicable exemption from registration requirements under the Securities Act or any state securities laws.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor does it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About the Company
IPALCO Enterprises, Inc. is a holding company which, through its principal subsidiary Indianapolis Power & Light Company, a regulated electric utility, engages primarily in generating, transmitting, distributing and selling electric energy in the state of Indiana, with its customer base concentrated in Indianapolis, Indiana. IPALCO Enterprises, Inc. is owned by The AES Corporation, a global power company, with CDP Infrastructure Fund GP, a wholly owned subsidiary of La Caisse de dépôt et placement du Québec (CDPQ), as minority interest holder.

Forward-Looking Statements
This press release may contain “forward-looking statements.” All statements, other than statements of historical facts, that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, are forward-looking statements. These forward-looking statements are affected by risks, uncertainties and assumptions, including but not limited to those set forth in the Company’s filings with the Securities and Exchange Commission. Accordingly, actual results or outcomes may differ materially from those expressed in the forward-looking statements. You should not place undue reliance on these forward-looking statements.

Contacts:
IPALCO Enterprises, Inc.
Jeff MacKay
Treasurer
(317) 261-8274